UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2008

ACCELRYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27188	33-0557266
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer identification number)

10188 Telesis Court, San Diego, California 92121-1761

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 799-5000

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 9, 2008, Nic Austin resigned as the Company’s Vice President of Research and Development. In connection with Mr. Austin’s resignation, the Company entered into a Separation Agreement and Release (“Separation Agreement”) with Mr. Austin. Per the terms of the Separation Agreement, Mr. Austin will remain employed until June 30, 2008 to assist with a transition of his responsibilities. Thereafter, Mr. Austin will receive the sum of 94,000 pounds. Mr. Austin remains eligible to receive a bonus from the Company’s 2008 fiscal year Management Incentive Plan, when, if and as awarded by the Company’s Board of Directors (the “Board”).

The foregoing description is intended only as a summary of the material terms of the Separation Agreement and is qualified in its entirety by reference to the full Separation Agreement attached as Exhibit 10.1 of this Report.

The Board has appointed Dr. Matt Hahn to replace Mr. Austin as the Company’s Vice President of Research and Development. Dr. Hahn was a founder of Scitegic, Inc. which the Company acquired in 2004, and served as the Company’s Chief Science and Technology Officer until October 2006. Since that time, Dr. Hahn has been the Company’s Vice President of Platform Strategy and Technologies.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement and Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.

By:	/s/ Rick E. Russo
Rick E. Russo
Senior Vice President and
Chief Financial Officer

Date: April 14, 2008